Exhibit 99.1

OSHKOSH CORPORATION REPORTS FISCAL 2018
FOURTH QUARTER AND FULL YEAR RESULTS
Announces Fiscal 2019 Estimated EPS Range
Announces 12.5 Percent Increase in Quarterly Cash Dividend to $0.27 Per Share

OSHKOSH, WI - (November 1, 2018) - Oshkosh Corporation (NYSE: OSK) today reported fiscal 2018 fourth quarter net income of $151.3 million, or $2.05 per diluted share, compared to $93.5 million, or $1.23 per diluted share, in the fourth quarter of fiscal 2017. Results for the fourth quarter of fiscal 2018 included after-tax charges and inefficiencies of $2.4 million associated with restructuring actions in the access equipment and commercial segments, an after-tax loss on the sale of a small product line in the commercial segment of $1.0 million, a $15.4 million after-tax gain on a litigation settlement in the defense segment, a $4.9 million after-tax gain on the receipt of business interruption insurance proceeds in the commercial segment and a $2.0 million tax benefit related to adjustments to provisional amounts recorded for tax reform in the United States. Results for the fourth quarter of fiscal 2017 included after-tax charges of $11.3 million associated with restructuring actions in the access equipment segment. Excluding these items, fiscal 2018 fourth quarter adjusted1 net income was $132.4 million, or $1.80 per diluted share, compared to fiscal 2017 fourth quarter adjusted1 net income of $104.8 million, or $1.38 per diluted share. Comparisons in this news release are to the corresponding period of the prior year, unless otherwise noted.
Consolidated net sales in the fourth quarter of fiscal 2018 increased 4.8 percent compared to the fourth quarter of fiscal 2017 to $2.06 billion on strong demand for access equipment offset in part by expected lower defense segment sales.
Consolidated operating income increased 49.7 percent to $201.4 million, or 9.8 percent of sales, in the fourth quarter of fiscal 2018 compared to $134.5 million, or 6.9 percent of sales, in the fourth quarter of fiscal 2017. Results for the fourth quarter of fiscal 2018 included pre-tax charges and inefficiencies of $2.9 million associated with restructuring actions in the access equipment and commercial segments, a pre-tax loss on the sale of a small product line in the commercial segment of $1.4 million, a $19.0 million pre-tax gain on a litigation settlement in the defense segment and a $6.6 million pre-tax gain on the receipt of insurance proceeds in the commercial segment. Excluding these items, adjusted1 operating income in the fourth quarter of fiscal 2018 was $180.1 million, or 8.8 percent of sales. Excluding $15.5 million of pre-tax restructuring-related charges in the access equipment segment, adjusted1 operating income in the fourth quarter of fiscal 2017 was $150.0 million, or 7.6 percent of sales. The increase in adjusted1 operating income in the fourth quarter of fiscal 2018

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Oshkosh Corporation Reports Results for Fiscal 2018 Fourth Quarter
November 1, 2018

was primarily a result of improved pricing and the impact of higher consolidated sales volume, offset in part by higher material costs.
“Our strong fourth quarter capped off a successful year for Oshkosh Corporation, a year in which we strengthened our customer relationships, invested in our People First culture and delivered significant earnings growth,” said Wilson R. Jones, president and chief executive officer of Oshkosh Corporation. “During the quarter, we continued to execute our MOVE strategy, including driving simplification initiatives to reduce complexity in our businesses. This focus drove higher adjusted operating income margins compared to the prior year quarter in all non-defense segments and adjusted1 earnings per share growth of 30 percent, exceeding our expectations for the quarter.
“The efforts of our dedicated team members throughout the year resulted in full year fiscal 2018 diluted earnings per share of $6.29 and adjusted1 diluted earnings per share of $6.36, increases of 67 and 50 percent, respectively, compared to fiscal 2017. We still face headwinds, including sharply higher raw material costs and continued global trade uncertainty, but the performance of our team members in fiscal 2018 gives me confidence as we begin a new fiscal year.
“Based on expected continued favorable end markets, strong backlogs entering the year and our industry-leading product offerings, we are initiating a fiscal 2019 diluted earnings per share estimate range of $6.50 to $7.25. We believe we are well-positioned as we continue to invest in our business and in our people,” added Jones.
Factors affecting fourth quarter results for the Company’s business segments included:
Access Equipment - Access equipment segment net sales increased 27.2 percent to $1.06 billion in the fourth quarter of fiscal 2018. The increase in sales was due to improved demand for both aerial work platforms and telehandlers, led by North America, and improved price realization.
Access equipment segment operating income increased 103.5 percent to $127.0 million, or 12.0 percent of sales, in the fourth quarter of fiscal 2018 compared to $62.4 million, or 7.5 percent of sales, in the fourth quarter of fiscal 2017. The increase in operating income was primarily due to the impact of higher sales volume, improved pricing and lower restructuring-related expenses, offset in part by higher material and freight costs. Unfavorable foreign exchange rates also negatively impacted access equipment segment operating income by $7.4 million, or 70 basis points.
Access equipment segment results for the fourth quarter of fiscal 2018 included pre-tax charges and inefficiencies associated with previously announced restructuring actions of $1.3 million. Access equipment segment results for the fourth quarter of fiscal 2017 included pre-tax charges associated with restructuring actions of $15.5 million. Excluding these charges and inefficiencies, adjusted1 operating income was $128.3 million, or 12.1 percent of sales, in the fourth quarter of fiscal 2018 compared to $77.9 million, or 9.3 percent of sales, in the fourth quarter of fiscal 2017.
Defense - Defense segment net sales for the fourth quarter of fiscal 2018 decreased 22.2 percent to $464.6 million. The decrease in sales was due to the absence of international Mine Resistant Ambush Protected-All Terrain Vehicle (M-ATV) sales in the fourth quarter of fiscal 2018, offset in part by the continued ramp up of sales to the U.S. government under the Joint Light Tactical Vehicle (JLTV) program and higher aftermarket parts sales.
Defense segment operating income decreased 14.5 percent to $62.4 million, or 13.4 percent of sales, in the fourth quarter of fiscal 2018 compared to $73.0 million, or 12.2 percent of sales, in the fourth quarter of fiscal 2017. Defense segment results for the fourth quarter of fiscal 2018 included a pre-tax gain of $19.0 million on a litigation settlement. Excluding this gain, adjusted1 operating income was $43.4 million, or 9.3 percent of sales, in the fourth quarter of fiscal 2018. The decrease in adjusted1

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Oshkosh Corporation Reports Results for Fiscal 2018 Fourth Quarter
November 1, 2018

operating income was due to the impact of lower sales volume and an adverse product mix, offset in part by improved manufacturing performance.
Fire & Emergency - Fire & emergency segment net sales for the fourth quarter of fiscal 2018 increased 2.1 percent to $283.7 million as a result of improved pricing.
Fire & emergency segment operating income increased 14.7 percent to $39.7 million, or 14.0 percent of sales, in the fourth quarter of fiscal 2018 compared to $34.6 million, or 12.4 percent of sales, in the fourth quarter of fiscal 2017. The increase in operating income was a result of improved pricing and favorable extended warranty experience, offset in part by higher material costs.
Commercial - Commercial segment net sales for the fourth quarter of fiscal 2018 decreased 2.2 percent to $254.2 million on lower package sales, which include third-party chassis, offset in part by higher concrete mixer unit volume.
Commercial segment operating income increased 52.6 percent to $17.7 million, or 7.0 percent of sales, in the fourth quarter of fiscal 2018 compared to $11.6 million, or 4.5 percent of sales, in the fourth quarter of fiscal 2017. Excluding pre-tax restructuring charges of $1.6 million, a pre-tax loss on the sale of a business of $1.4 million and a $6.6 million pre-tax gain on the receipt of insurance proceeds, adjusted1 operating income was $14.1 million, or 5.5 percent of sales, in the fourth quarter of fiscal 2018. The increase in adjusted1 operating income was largely a result of favorable product mix and lower warranty costs, offset by the impact of slightly lower sales volume.
Corporate - Corporate operating costs decreased $1.8 million in the fourth quarter of fiscal 2018 to $45.3 million due primarily to lower share-based compensation costs.
Interest Expense Net of Interest Income - Interest expense net of interest income decreased $2.6 million to $10.4 million in the fourth quarter of fiscal 2018.
Provision for Income Taxes - The Company recorded income tax expense of $38.3 million in the fourth quarter of fiscal 2018, or 20.2 percent of pre-tax income, compared to $28.3 million, or 23.3 percent of pre-tax income, in the fourth quarter of fiscal 2017. Excluding the tax impact of adjusted items and $2.0 million related to implementation of tax reform, adjusted1 income tax expense in the fourth quarter of fiscal 2018 was $35.9 million, or 21.3 percent of adjusted pre-tax income. Excluding the impact of restructuring-related charges, adjusted1 income tax expense in the fourth quarter of fiscal 2017 was $32.5 million, or 23.7 percent of adjusted pre-tax income. The decrease in the Company’s effective income tax rate was primarily due to tax reform enacted in the United States. Adjusted1 income tax expense included $8.1 million and $11.4 million of discrete tax benefits in the fourth quarter of fiscal 2018 and 2017, respectively, primarily related to favorable share-based compensation tax benefits and the resolution of state tax matters.
Share Repurchases -The Company deployed cash of $82.5 million to repurchase 1,162,733 shares of Common Stock in the fourth quarter of fiscal 2018. Share repurchases completed during the previous twelve months benefited earnings per share in the fourth quarter of fiscal 2018 by $0.07 compared to the prior year fourth quarter.

Full-Year Results
The Company reported net sales for fiscal 2018 of $7.71 billion and net income of $471.9 million, or $6.29 per diluted share. This compares with net sales of $6.83 billion and net income of $285.6 million, or $3.77 per diluted share, in the prior year. Results for fiscal 2018 included after-tax charges and inefficiencies of $27.5 million associated with restructuring actions in the access equipment and commercial segments, $7.7 million of after-tax debt extinguishment costs incurred in

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Oshkosh Corporation Reports Results for Fiscal 2018 Fourth Quarter
November 1, 2018

connection with the refinancing of the Company’s senior notes and credit agreement, an after-tax loss on the sale of a business in the commercial segment of $1.0 million, a $15.4 million after-tax gain on a litigation settlement in the defense segment, a $4.9 million after-tax gain on the receipt of insurance proceeds in the commercial segment and tax benefits of $10.7 million related to the implementation of tax reform in the United States. Excluding these items, fiscal 2018 adjusted1 net income was $477.1 million, or $6.36 per diluted share. Fiscal 2017 results included $36.2 million of after-tax restructuring-related charges in the access equipment segment. Excluding this item, fiscal 2017 adjusted1 net income was $321.8 million, or $4.25 per diluted share. Higher gross margin related to higher consolidated sales and a lower effective tax rate as a result of tax reform in the United States contributed to the significant improvement in net income in fiscal 2018. Share repurchases completed during the previous twelve months benefited earnings per share by $0.12 in fiscal 2018 compared to the prior year.

Fiscal 2019 Expectations
The Company announced its fiscal 2019 diluted earnings per share estimate range of $6.50 to $7.25 on projected net sales between $7.85 billion and $8.15 billion. These estimates reflect operating income between $640 million and $710 million.

Dividend Announcement
The Company’s Board of Directors today declared a quarterly cash dividend of $0.27 per share of Common Stock. The dividend, increased by 12.5 percent from the previous dividend, will be payable on December 3, 2018, to shareholders of record as of November 19, 2018.

Conference Call
The Company will comment on its fiscal 2018 fourth quarter earnings and its full-year fiscal 2019 outlook during a conference call at 9:00 a.m. EDT this morning. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EDT this morning. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to www.oshkoshcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Forward Looking Statements
This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied

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Oshkosh Corporation Reports Results for Fiscal 2018 Fourth Quarter
November 1, 2018

by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, which are particularly impacted by the strength of U.S. and European economies and construction seasons; the Company’s ability to increase prices or impose surcharges to raise margins or to offset higher input costs, including increased commodity, raw material, labor and freights costs; the Company’s estimates of access equipment demand which, among other factors, is influenced by customer historical buying patterns and rental company fleet replacement strategies; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and the cost of purchased materials; the expected level and timing of U.S. Department of Defense (DoD) and international defense customer procurement of products and services and acceptance of and funding or payments for such products and services; the Company’s ability to predict the level and timing of orders for indefinite delivery/indefinite quantity contracts with the U.S. federal government; risks related to reductions in government expenditures in light of U.S. defense budget pressures, sequestration and an uncertain DoD tactical wheeled vehicle strategy; the impact of any DoD solicitation for competition for future contracts to produce military vehicles; risks related to facilities expansion, consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; projected adoption rates of work at height machinery in emerging markets; the impact of severe weather or natural disasters that may affect the Company, its suppliers or its customers; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; risks that an escalating trade war and related tariffs could reduce the competitiveness of the Company’s products; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to data security threats and breaches; the Company’s ability to successfully identify, complete and integrate acquisitions and to realize the anticipated benefits associated with the same; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this news release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this news release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation
Founded in 1917, Oshkosh Corporation is more than 100 years strong and continues to make a difference in people’s lives. Oshkosh brings together a unique set of integrated capabilities and diverse end markets that, when combined with the Company’s MOVE strategy and positive long-term outlook, illustrate why Oshkosh is a different integrated global industrial. The Company is a leader in designing, manufacturing and servicing a broad range of access equipment, commercial, fire & emergency, military and specialty vehicles and vehicle bodies under the brands of Oshkosh®, JLG®, Pierce®, McNeilus®, Jerr-Dan®, Frontline™, CON-E-CO®, London® and IMT®.
Today, Oshkosh Corporation is a Fortune 500 Company with manufacturing operations on four continents. Its products are recognized around the world for quality, durability and innovation and can be found in more than 150 countries around the globe. As a different integrated global industrial, Oshkosh is committed to making a difference for team members, customers, shareholders, communities and the environment. For more information, please visit www.oshkoshcorporation.com.

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Oshkosh Corporation Reports Results for Fiscal 2018 Fourth Quarter
November 1, 2018

®, ™ All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

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Oshkosh Corporation Reports Results for Fiscal 2018 Fourth Quarter
November 1, 2018

OSHKOSH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except share and per share amounts; unaudited)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2018	2017	2018	2017
Net sales	$2,057.0	$1,963.0	$7,705.5	$6,829.6
Cost of sales	1,681.8	1,636.5	6,349.8	5,655.2
Gross income	375.2	326.5	1,355.7	1,174.4

Operating expenses:
Selling, general and administrative	164.6	180.9	663.9	665.6
Amortization of purchased intangibles	9.2	11.1	38.3	45.8
Total operating expenses	173.8	192.0	702.2	711.4
Operating income	201.4	134.5	653.5	463.0

Other income (expense):
Interest expense	(14.0)	(14.7)	(70.9)	(59.8)
Interest income	3.6	1.7	15.3	4.9
Miscellaneous, net	(1.2)	0.1	(3.3)	3.2
Income before income taxes and earnings of unconsolidated affiliates	189.8	121.6	594.6	411.3
Provision for income taxes	38.3	28.3	123.8	127.2
Income before earnings of unconsolidated affiliates	151.5	93.3	470.8	284.1
Equity in earnings (losses) of unconsolidated affiliates	(0.2)	0.2	1.1	1.5
Net income	$151.3	$93.5	$471.9	$285.6

Earnings per share:
Basic	$2.08	$1.25	$6.38	$3.82
Diluted	2.05	1.23	6.29	3.77

Basic weighted-average shares outstanding	72,880,114	74,914,622	74,001,582	74,674,115
Dilutive equity-based compensation awards	874,078	1,186,284	980,417	1,115,930
Diluted weighted-average shares outstanding	73,754,192	76,100,906	74,981,999	75,790,045

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Oshkosh Corporation Reports Results for Fiscal 2018 Fourth Quarter
November 1, 2018

OSHKOSH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions; unaudited)

	September 30,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$454.6	$447.0
Receivables, net	1,521.6	1,306.3
Inventories, net	1,227.7	1,198.4
Other current assets	66.0	88.1
Total current assets	3,269.9	3,039.8
Property, plant and equipment:
Property, plant and equipment	1,222.7	1,188.8
Accumulated depreciation	(741.6)	(718.9)
Property, plant and equipment, net	481.1	469.9
Goodwill	1,007.9	1,013.0
Purchased intangible assets, net	469.4	507.8
Other long-term assets	65.9	68.4
Total assets	$5,294.2	$5,098.9

Liabilities and Shareholders’ Equity
Current liabilities:
Revolving credit facilities and current maturities of long-term debt	$—	$23.0
Accounts payable	776.9	651.0
Customer advances	444.9	513.4
Payroll-related obligations	192.5	191.8
Other current liabilities	275.8	303.9
Total current liabilities	1,690.1	1,683.1
Long-term debt, less current maturities	818.0	807.9
Other long-term liabilities	272.6	300.5
Commitments and contingencies
Shareholders’ equity	2,513.5	2,307.4
Total liabilities and shareholders’ equity	$5,294.2	$5,098.9

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Oshkosh Corporation Reports Results for Fiscal 2018 Fourth Quarter
November 1, 2018

OSHKOSH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions; unaudited)

	Fiscal Year Ended September 30,
	2018	2017
Operating activities:
Net income	$471.9	$285.6
Depreciation and amortization	120.5	130.3
Stock-based compensation expense	26.7	22.4
Deferred income taxes	(3.1)	7.8
Loss (gain) on sale of assets	1.1	(6.6)
Foreign currency transaction losses	1.4	1.6
Debt extinguishment	10.3	—
Other non-cash adjustments	2.3	0.1
Changes in operating assets and liabilities	(194.8)	(194.7)
Net cash provided by operating activities	436.3	246.5

Investing activities:
Additions to property, plant and equipment	(95.3)	(85.8)
Additions to equipment held for rental	(4.8)	(27.4)
Proceeds from sale of property, plant and equipment	5.7	0.8
Proceeds from sale of equipment held for rental	5.8	49.5
Other investing activities	(1.8)	(2.3)
Net cash used by investing activities	(90.4)	(65.2)

Financing activities:
Proceeds from issuance of debt	639.4	5.9
Repayments of debt	(653.8)	(23.0)
Debt issuance costs	(12.9)	—
Repurchases of common stock	(257.0)	(4.8)
Dividends paid	(71.2)	(62.8)
Proceeds from exercise of stock options	16.6	39.9
Net cash used by financing activities	(338.9)	(44.8)

Effect of exchange rate changes on cash	0.6	(11.4)
Increase in cash and cash equivalents	7.6	125.1
Cash and cash equivalents at beginning of period	447.0	321.9
Cash and cash equivalents at end of period	$454.6	$447.0

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Oshkosh Corporation Reports Results for Fiscal 2018 Fourth Quarter
November 1, 2018

OSHKOSH CORPORATION
SEGMENT INFORMATION
(In millions; unaudited)

	Three Months Ended September 30,
	2018			2017
	External Customers	Inter- segment	Net Sales	External Customers	Inter- segment	Net Sales
Access equipment
Aerial work platforms	$555.7	$—	$555.7	$443.4	$—	$443.4
Telehandlers	284.3	—	284.3	204.0	—	204.0
Other	220.6	—	220.6	186.4	—	186.4
Total access equipment	1,060.6	—	1,060.6	833.8	—	833.8

Defense	464.1	0.5	464.6	596.5	0.3	596.8

Fire & emergency	279.4	4.3	283.7	273.9	4.1	278.0

Commercial
Concrete placement	120.3	—	120.3	118.4	—	118.4
Refuse collection	103.0	—	103.0	112.0	—	112.0
Other	29.2	1.7	30.9	28.2	1.3	29.5
Total commercial	252.5	1.7	254.2	258.6	1.3	259.9
Corporate & eliminations	0.4	(6.5)	(6.1)	0.2	(5.7)	(5.5)
	$2,057.0	$—	$2,057.0	$1,963.0	$—	$1,963.0

	Fiscal Year Ended September 30,
	2018			2017
	External Customers	Inter- segment	Net Sales	External Customers	Inter- segment	Net Sales
Access equipment
Aerial work platforms	$2,017.2	$—	$2,017.2	$1,629.6	$—	$1,629.6
Telehandlers	948.9	—	948.9	661.8	—	661.8
Other	810.7	—	810.7	735.0	—	735.0
Total access equipment	3,776.8	—	3,776.8	3,026.4	—	3,026.4

Defense	1,827.3	1.6	1,828.9	1,818.6	1.5	1,820.1

Fire & emergency	1,053.6	16.1	1,069.7	1,015.4	15.5	1,030.9

Commercial
Concrete placement	491.8	—	491.8	474.0	—	474.0
Refuse collection	438.3	—	438.3	391.1	—	391.1
Other	116.7	7.9	124.6	99.3	5.9	105.2
Total commercial	1,046.8	7.9	1,054.7	964.4	5.9	970.3
Corporate & eliminations	1.0	(25.6)	(24.6)	4.8	(22.9)	(18.1)
	$7,705.5	$—	$7,705.5	$6,829.6	$—	$6,829.6

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Oshkosh Corporation Reports Results for Fiscal 2018 Fourth Quarter
November 1, 2018

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2018	2017	2018	2017
Operating income (loss):
Access equipment	$127.0	$62.4	$387.8	$259.1
Defense	62.4	73.0	222.9	207.9
Fire & emergency	39.7	34.6	137.2	104.2
Commercial	17.7	11.6	67.5	43.8
Corporate	(45.3)	(47.1)	(161.9)	(152.0)
Eliminations	(0.1)	—	—	—
	$201.4	$134.5	$653.5	$463.0

	September 30,
	2018	2017
Period-end backlog:
Access equipment	$962.4	$452.2
Defense	1,856.4	2,086.2
Fire & emergency	978.1	931.6
Commercial	376.0	321.0
	$4,172.9	$3,791.0

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Oshkosh Corporation Reports Results for Fiscal 2018 Fourth Quarter
November 1, 2018

Non-GAAP Financial Measures
The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a GAAP basis and on a basis excluding items that affect comparability of results. When the Company excludes certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented GAAP measures to the most directly comparable non-GAAP measures (in millions, except per share amounts):

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2018	2017	2018	2017

Access equipment segment operating income (GAAP)	$127.0	$62.4	$387.8	$259.1
Costs and inefficiencies related to restructuring actions	1.3	15.5	29.5	43.3
Adjusted access equipment segment operating income (non-GAAP)	$128.3	$77.9	$417.3	$302.4

Defense segment operating income (GAAP)	$62.4	$73.0	$222.9	$207.9
Litigation settlement	(19.0)	—	(19.0)	—
Adjusted defense segment operating income (non-GAAP)	$43.4	$73.0	$203.9	$207.9

Commercial segment operating income (GAAP)	$17.7	$11.6	$67.5	$43.8
Restructuring costs	1.6	—	5.9	—
Business interruption insurance proceeds	(6.6)	—	(6.6)	—
Loss on sale of a small product line	1.4	—	1.4	—
Adjusted commercial segment operating income (non-GAAP)	$14.1	$11.6	$68.2	$43.8

Consolidated operating income (GAAP)	$201.4	$134.5	$653.5	$463.0
Costs and inefficiencies related to restructuring actions	2.9	15.5	35.4	43.3
Litigation settlement	(19.0)	—	(19.0)	—
Business interruption insurance proceeds	(6.6)	—	(6.6)	—
Loss on sale of a small product line	1.4	—	1.4	—
Adjusted consolidated operating income (non-GAAP)	$180.1	$150.0	$664.7	$506.3

Interest expense net of interest income (GAAP)	$(10.4)	$(13.0)	$(55.6)	$(54.9)
Debt extinguishment costs	—	—	9.9	—
Adjusted interest expense net of interest income (non-GAAP)	$(10.4)	$(13.0)	$(45.7)	$(54.9)

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Oshkosh Corporation Reports Results for Fiscal 2018 Fourth Quarter
November 1, 2018

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2018	2017	2018	2017

Provision for income taxes (GAAP)	$38.3	$28.3	$123.8	$127.2
Income tax benefit of costs and inefficiencies related to restructuring actions	0.5	4.2	7.9	7.1
Income tax expense on litigation settlement	(3.6)	—	(3.6)	—
Income tax expense on business interruption insurance proceeds	(1.7)	—	(1.7)	—
Income tax benefit of loss on sale of a small product line	0.4	—	0.4	—
Income tax benefit of debt extinguishment costs	—	—	2.2	—
Revaluation of net deferred tax liabilities	—	—	30.2	—
Repatriation tax	2.0	—	(19.5)	—
Adjusted provision for income taxes (non-GAAP)	$35.9	$32.5	$139.7	$134.3

Net income (GAAP)	$151.3	$93.5	$471.9	$285.6
Costs and inefficiencies related to restructuring actions, net of tax	2.4	11.3	27.5	36.2
Litigation settlement, net of tax	(15.4)	—	(15.4)	—
Business interruption insurance proceeds, net of tax	(4.9)	—	(4.9)	—
Loss on sale of a small product line, net of tax	1.0	—	1.0	—
Debt extinguishment costs, net of tax	—	—	7.7	—
Revaluation of net deferred tax liabilities	—	—	(30.2)	—
Repatriation tax	(2.0)	—	19.5	—
Adjusted net income (non-GAAP)	$132.4	$104.8	$477.1	$321.8

Earnings per share-diluted (GAAP)	$2.05	$1.23	$6.29	$3.77
Costs and inefficiencies related to restructuring actions, net of tax	0.05	0.15	0.37	0.48
Litigation settlement, net of tax	(0.21)	—	(0.21)	—
Business interruption insurance proceeds, net of tax	(0.07)	—	(0.07)	—
Loss on sale of a small product line, net of tax	0.01	—	0.01	—
Debt extinguishment costs, net of tax	—	—	0.10	—
Revaluation of net deferred tax liabilities	—	—	(0.39)	—
Repatriation tax	(0.03)	—	0.26	—
Adjusted earnings per share-diluted (non-GAAP)	$1.80	$1.38	$6.36	$4.25

(1) This news release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly-titled measures disclosed by other companies. A reconciliation of the Company’s presented GAAP measures to the most directly comparable non-GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this news release.

-more-

Oshkosh Corporation Reports Results for Fiscal 2018 Fourth Quarter
November 1, 2018

For more information, contact:

Financial:
Patrick Davidson
Sr. Vice President, Investor Relations
920.966.5939

Media:
Bryan Brandt
Sr. Vice President and Chief Marketing Officer
920.966.5982

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